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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-53688) of CIT Equipment Collateral 2001-1 of our report dated March 29, 2002 relating to the assertion made by management of CIT Financial USA, Inc.'s compliance with the minimum servicing standards identified in the Mortgage Banker's Association of America's Uniform Single Attestation Program for Mortgage Bankers, to the extent the procedures in such are applicable to the servicing obligations set forth in the Servicing Agreements, as of and for the year ended December 31, 2001, which report appears as Exhibit
99.1 of this Form 10-K.



PricewaterhouseCoopers LLP

New York, NY
April 15, 2002